EXHIBIT 12


                  CONAGRA, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO
                         FIXED CHARGES

                        ($ IN MILLIONS)




                                                             Three
                                                          Months Ended
                                                           August 25,
                                                              1996
                                                          ____________
Fixed charges:
       Interest expense                                 $        82.8
       Capitalized interest                                       1.4
       Interest in cost of goods sold                             4.1
       One third of non-cancellable lease rent                    9.4
                                                          ------------
       Total fixed charges (A)                                   97.7

                                                          ============

Earnings:
       Pretax income                                            162.8
        Adjustment for unconsolidated subidiaries                 0.2
                                                          ------------
       Pretax income of the Company as a whole                  163.0

       Add fixed charges                                         97.7
       Less capitalized interest                                 (1.4)
                                                          ------------
       Earnings and fixed charges (B)                           259.3
                                                          ============

       Ratio of earnings to fixed charges (B/A)                   2.7



                                        EXHIBIT 12 (Continued)


For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of noncancellable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.